SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 1, 2014

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Form 8-K previously filed on April 1, 2014 that announced Energy System Group's acquisition of the federal sector energy services unit of Chevron Energy Solutions as well as the award of a $45 million contract for the design and construction of energy efficiency and infrastructure improvements at a water reclamation facility in Virginia contained a typographical error.

The seventh paragraph of that Form 8-K read:
"The Vectren Enterprises, Inc. provision providing indemnification to CES and the Company guarantee of the Keenan Ft Detrick Energy operations agreement with Keenan as discussed above, do not state a maximum guarantee. Due to the nature of work performed under these contracts, the Company can estimate a maximum potential amount of future payments."

That paragraph should have read:
“The Vectren Enterprises, Inc. provision providing indemnification to CES and the Company guarantee of the Keenan Ft Detrick Energy operations agreement with Keenan as discussed above, do not state a maximum guarantee. Due to the nature of work performed under these contracts, the Company cannot estimate a maximum potential amount of future payments.”

This Current Report on Form 8-K/A is being filed as an amendment (the “Amendment”) to the Current Report on Form 8-K filed by Vectren Corporation on April 1, 2014 (the “Original 8-K”). This Amendment is being filed to clarify certain of the disclosures in the Original 8-K as explained above. See the full corrected text below.

Item 8.01 Other Events

Energy Systems Group (ESG), a subsidiary of Vectren Corporation (the Company), announced today two major business developments. ESG has acquired the federal sector energy services unit of Chevron Energy Solutions (CES), which is owned by Chevron USA. Separately, ESG was awarded a $45 million contract for the design and construction of energy efficiency and infrastructure improvements at a water reclamation facility in Virginia. A copy of the press release detailing the developments is attached as Exhibit 99.1 to this Current Report on Form 8-K/A. Further details of the acquisition are described below.
The base purchase price for the federal sector energy services unit of CES was approximately $24 million, with additional payments tied to specific contract transfers and new order targets in 2014 and 2015. The total purchase price could reach $49 million, if $200 million or more of new construction/engineering contracts are signed through 2015.
Following the April 1, 2014 close, federal sector customers will be engaged in a contract assignment process, which is expected to be substantially complete in the first half of 2014. However, from closing until the federal contracts are assigned, ESG will be performing all work through a Master Subcontract Agreement with CES and will receive all financial benefit associated with the contracts.
This acquisition is part of ESG’s strategy to strengthen its position as a leader in the federal energy services sector. Both ESG’s existing federal team and the business unit being acquired have robust sales funnels that should result in strong project orders in 2014 and 2015. However, the first year’s contribution to earnings is expected to be limited due to startup costs and the time required to convert awarded projects into contracted backlog and ultimately into revenue. Vectren’s 2014 earnings guidance that was initiated in February and reflected a modest loss for its Energy Services segment, contemplated the impacts of this transaction. However, given the expected additional federal opportunities associated with this acquisition and continued improvements in our existing Energy Services business lines, including performance contracting, the Company expects that Energy Services will return to profitability in 2015.
Pursuant to the agreement, the acquisition includes a provision whereby Vectren Enterprises, Inc., another wholly owned subsidiary of the Company and the holding company for the Company's nonutility investments, provides CES with an indemnification for potential claims against the seller that could arise related to the performance of work undertaken by ESG. The indemnification provision is in place until work under the ESPC license expires, including extensions, which could be approximately 20-25 years from the date of acquisition.
The acquisition also includes ESG guarantees of performance under certain assumed contracts. The guarantees include energy savings that are used to satisfy project financing. The total maximum amount of the energy savings guarantees is approximately $150 million and will only be called upon in the event energy savings established under the existing contracts executed by CES are not achieved. The Company is guaranteeing ESG’s performance under these energy savings guarantees. Further, an energy facility operated by ESG and managed by Keenan Ft Detrick Energy (Keenan), is governed by an operations agreement. All payment obligations to Keenan under this agreement are also guaranteed by the Company.
The Vectren Enterprises, Inc. provision providing indemnification to CES and the Company guarantee of the Keenan Ft Detrick Energy operations agreement with Keenan as discussed above, do not state a maximum guarantee. Due to the nature of work performed under these contracts, the Company cannot estimate a maximum potential amount of future payments.
While there can be no assurance that neither the Enterprises’ indemnification nor the Company guarantee provisions will be called upon, the Company believes that the likelihood of a material amount being triggered under any of these provisions is remote.
In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby attaching cautionary statements identifying important factors that could cause actual results of the Company and its subsidiaries to differ materially from those projected in forward-looking statements of the Company and its subsidiaries made by, or on behalf of, the Company and its subsidiaries. These cautionary statements are attached as Exhibit 99.2.

Item 9.01    Exhibits

Exhibit Number	Description

99.1	Press Release

99.2	Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION
April 1, 2014

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Senior Vice President, Finance and Assistant Treasurer

INDEX TO EXHIBITS

The following Exhibit is filed as part of this Report to the extent described in Item 8.01:

Exhibit Number	Description

99.1	Press Release

99.2	Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995